MARVEL ENTERPRISES

Moderator: Peter Cuneo

July 28, 2005

9:00 am ET

Operator:	Ladies and gentlemen, thank you for standing by, and welcome to the Marvel Enterprises Second Quarter Conference Call.

During the presentation, all participants will be in a listen-only mode. Afterwards, we will conduct a question and answer session.

At that time, if you have a question, please press the 1 followed by the 4 on your telephone.

As a reminder, this conference is being recorded, Thursday, July 28, 2005.

I would now like to turn the conference over to Peter Cuneo, Vice Chairman of Marvel Enterprises.

Please go ahead.

Peter Cuneo:	Good morning everyone. Thank you for calling in. I am Peter Cuneo, Vice Chairman of the Board of Marvel.

With me today we have Avi Arad on the phone from California. Avi, as you all know, is the CEO of Marvel Studios and our Chief Creative Officer for the company. Also on the phone today we have Ken West, our Chief Financial Officer, and John Turitzin, the General Counsel for Marvel.

We will have a brief statement from Ken West shortly, and then move to Q&A. But we’ll start with the reading of our Safe Harbor announcement.

David Collins:	Some of the statements that the company will make on this conference call such as statements of the company’s plans, expectations and financial guidance are forward-looking.

While forward-looking statements reflect the company’s good faith, beliefs. They are not guarantees of future performance and involve risks and uncertainties. And the company’s actual results could differ materially from those discussed on this phone call.

Some of these risks and uncertainties are described in today’s news announcements and the company’s filings with the Securities and Exchange Commission, including the company’s reports on Form 8K, 10K, and 10Q.

Marvel assumes no obligation to publicly update or revise any forward-looking statements.

Peter Cuneo:	Thank you.

Ken West is going to read a few prepared comments and then we’ll move directly to Q&A.

Ken?

Kenneth West:	Thank you, Peter, and good morning.

Given the level of detail provided in this morning’s news release, I’ll keep my remarks brief in highlighting our second-quarter financial performance, and then I’ll provide a few comments on our full-year financial guidance.

Before I get to those two items, let me provide a quick update on the status of the previously announced film financing through Merrill Lynch. Since we announced this proposed $525 million,

non-recourse revolving facility last quarter, we have made very significant progress in negotiating definitive agreements, and we continue to make steady progress toward completing them. We will provide you with full details of the final terms of the financing when it closes. At the present time, there is no additional information that we can provide.

Our Q2 and first-half results were consistent with our internal budget, but below those achieved in the year-ago period. As we have noted previously, in our business, quarter-to-quarter comparisons are often not relevant.

Primarily driven by the transition from Marvel produced Spider-Man and Lord of the Rings toy lines in last year’s second quarter period to toy lines primarily produced by our master toy licensee, second quarter consolidated net sales decreased approximately 43% to $88.1 million compared to $155.5 million last year. Please recall that Spider-Man 2 was released on June 30th of last year, and the year-ago period reflects earlier than expected toy shipments.

The shift to more licensing related toy revenue in this year’s second-quarter period led to an improvement in company wide operating margins to 49% in this year’s second quarter from 41% in the 2004 second quarter period. Net income for Q2 was $25.8 million and diluted earnings per common share were $0.24 on 109.3 million weighted average shares outstanding.

Now for a few divisional highlights.

Our second-quarter licensing results include approximately $7 million in gross revenues from the consolidation of our licensing joint venture with Sony for the Spider-Man feature film franchise, compared to the year-ago second-quarter gross revenues amounting to $11 million. Fluctuations within our licensing categories in Q2 2005 and 2004 are primarily due to the variable timing of significant licensing agreements.

The second-quarter operating margin in the licensing division was 64% compared to 71% in the prior-year period reflecting a higher concentration last year of studio and joint venture revenue sharing in the mix.

Net sales in the publishing segment declined modestly to $20.8 million in Q2 2005 compared to the prior-year comparable period. Year-ago results reflected a significant increase in comic book sales preceding last summer’s release of the Spider-Man 2 movie. The decline in comic book sales was partially offset by a nearly 50% increase in the sale of trade paperbacks into the direct market channel during Q2 2005. The operating margin for the publishing division of 38% declined slightly from 42% as a result of the timing of sales of comics in the direct market. We continue to expect the publishing division’s operating margin to approximate the 40% level for the remainder of the year.

Lastly on our toy segment, Marvel reported significantly lower revenues, reflecting the previously mentioned shift towards licensing-based toy sales in Q2 2005, versus last year’s internally produced Spider-Man Movie toys and Lord of the Rings toy lines. However, operating margins for the toy division increased to 56% from 29% in the prior-year period.

Now for cash flow, balance sheet, and our status of share repurchases.

During the quarter, Marvel repurchased 7.7 million shares – at a cost of approximately $159 million - pursuant to our stock program. Stock repurchases that took place after the close of Q2 2005 amounted to an additional 1.6 million shares at an aggregate cost of $32.6 million, or approximately $20.76 per share. The full program, now complete, consumed $250 million of internally generated cash to purchase 13.5 million shares at an average cost of $18.49 per share.

These repurchases reflect our confidence in Marvel’s long-term growth potential, and we believe represent an excellent use of excess cash, particularly in light of our risk-averse, non-capital intensive, business model.

Now for guidance.

We are again reiterating our full-year 2005 guidance that net sales will approximate $370 to $390 million, and diluted earnings per share will be in the range of $1.07 to $1.12 per share. Our full-year guidance continues to reflect our expectation for higher second half net income and earnings per share than in the first half. For the full year 2005, reflecting the use of cash to repurchase shares during this most recent quarter, and the resulting reduction in anticipated interest income, combined with higher legal spending, we have adjusted our forecast net income to be in the range of $117 to $126 million.

The guidance section of today’s press release lists a number of key drivers for the full-year operating results. These include higher levels of domestic licensing overages or cash-basis revenues in the second half than in the first half of the year, and increased contributions from our publishing division because of comic release timing and the initial benefits of an increase in mass-market distribution. Another driver is being brought about by the most recently released Fantastic Four movie, and related initial consumer product sell-through.

We also expect contributions in the second half of the year from two new in-house produced toy lines related to the launches of products for the in-licensed properties of Curious George and TNA Wrestling, and we expect enhanced second-half contributions from our licensed Marvel Legends action figures and accessories toy lines.

Let me now turn the call back over to Peter and commence our Q&A period. Peter...

Peter Cuneo:	Thank you very much, Ken.

Can we have the first question please?

Operator:	Thank you.

Ladies and gentlemen, if you would like to register a question, please press the 1 followed by the 4 on your telephone. You will hear a three-tone prompt to acknowledge your request.

If your question has been answered and you would like to withdraw your registration, please press the 1 followed by the 3.

If you’re using a speakerphone, please lift your handset before entering your request.

One moment please for the first question.

Our first question comes from the line of Robert Routh of Jefferies.

Robert Routh:	Hi. Yeah, good morning guys, just a few quick questions.

First, as I’m sure you’re all aware, we hear time and time again from the investor base that Marvel is a great company, they have a great character lineup, they have a lot of things coming up, but unfortunately, following Fantastic Four, there’s nothing until Iron Man and Spider-Man 3 that gives us reason to actually own the stock and hold it.

I’m wondering if you could go over in a little bit of detail some of the drivers that exist within the company between now and Spider-Man 3 that justify the valuation and why you’ve been buying back so much stock?

Peter Cuneo:	Sure. Thank you for the question.

I think that the drivers for the latter part of ‘05 and for ‘06 are very important. Occasionally, we have too much emphasis on big movies and people are forgetting that much of Marvel’s business today is not movie-related but what exist year-to-year without those big events, so to speak.

But some of the drivers certainly include our layering strategy, which we’ve talked about before. We will continue to get revenues based on Spider-Man, Hulk, Fantastic Four and so on in 2006. We also have the theatrical launch of Ghost Rider and X-Men 3 -- both of those have merchandising programs associated with them, and we’ll have toy sales.

The amount of the toy sales hasn’t been determined yet. Those toy sales may not be as large as let’s say Spider-Man - they certainly wouldn’t be, but those are still important new franchises that we’re launching just as we launched Fantastic Four this year. And we are very optimistic about how those will go.

We also have the launch of our new animated direct-to-video business in early 2006, which will be a driver for that year. We have a lot of new television programs we’re expecting. We also have new channel distribution for our publishing business. There has been a publicity previously about our new distribution in 7-Eleven stores which is starting to build up now this year, and also in Walgreen’s.

Also we expect the international licensing business to continue to make progress. And I would also mention that we have the launch of Curious George.

Curious George, for those of you that don’t know, is an in-license that Marvel has from Universal. Curious George will be a major motion picture in the early part of next year produced by Ron Howard. There will also be an animated public television show launched in September of next year for Curious George.

So we’re very excited about being a part of that franchise as well.

So there are lots of old initiatives that carry forward into 2006 and also a lot of new initiatives, both in media and in consumer products that we think will bode well.

Robert Routh:	Okay, great.

And just one quick follow-up, now that the company’s buyback is done, I’m just curious if the company - if the management is considering a reauthorization of some type given that now, obviously, Ike can sell stock if he so desired.

And would the company consider even leveraging up the balance sheet a little bit to do it to get some kind of a tax shield and at the same time, be able to buy back stock?

Peter Cuneo:	The Board is not considering any sort of leverage for - to support stock a buyback program. The Board is really at this point, committed to using internally generated cash-only to buyback stock.

As our cash levels increase over time, the Board will reexamine what we have available to buy stock and also what might be needed for other ventures. At the present time, there is not a reauthorization to buy stock. But the Board certainly is committed fully to that idea.

Robert Routh:	Great.

Thank you very much.

Operator:	Our next question comes from the line of Lowell Singer of SG Cowen.
Lowell Singer:	Thanks, good morning.

I have three quick questions. First, can you - Ken, can you talk a little bit more about the higher legal expenses for the year? Can you quantify them and talk about what they’re for?

Second, Peter, the $40 million in Fantastic Four toys that you sold through the first half of the year, is that on plan or are you slightly ahead of where you thought you’d be?

And finally, you had a nice step up in the licensing line in the quarter in the other category, domestic suits, some of the consumer products. Can you talk about what drove that and is that really a sign that that portion of the licensing stream is growing or is that more one-time in nature?

Thanks.

Kenneth West:

Lowell, this is Ken. Let me just address the legal first. And that is that it’s very tantamount, associated with our own protection of our intellectual property as an effort that we focus on very heavily.

And there are some major efforts that contributed to about $2.8 million of legal expense above that which we were anticipating in the current quarter associated with that.

So, we have revised our guidance for the remainder of the year and we are going to be very stringent on continuing to pursue the protection of our own intellectual properties, as that is really the core asset associated with Marvel and our future.

Peter Cuneo:	Lowell, with regard to your second question on Fantastic Four, yes the sales of $41 million in the first half were right on our plan.

We continue to feel very good about Fantastic Four toys. Sell-throughs to-date have been excellent. We would remind everyone though that we still have the big hill to climb at Christmas time.

So far all of the benchmarks, the road signs that we passed have been very good. But we still have a ways to go for the back half of the year.

With regard to licensing, your question is extremely complex. I would say broadly speaking for Marvel, our licensing business continues to grow. We have entered new media categories such as wireless and so on.

We entered in new consumer product categories as well. And we are very pleased with our licensing business, particularly with the non-movie-related business, which continues to grow.

The growth in international is primarily related to the non-movie business. And I think that’s important for investors because Marvel’s business today is much less dependent on - this is the launch of new major motion pictures.

Lowell Singer:	Okay. Thank you very much.
Peter Cuneo:	Next question please.
Operator:	Our next question comes from the line of Barton Crockett of JP Morgan.
Barton Crockett:	Okay, good.

Just delving a little bit into the nitty gritty of licensing which I understand is a little bit hard to really gauge exactly what’s happening there. But that was our very big sequential decline in the category you breakout, apparel.

And I was just wondering if you can elaborate on what was behind that and maybe kind of get to part of the lumpiness in the licensing fees.

And then, additionally, you know, I was wondering if you could give us some timeline in terms of when would be the earliest that the Board might be able to reexamine, you know, the possibility, of you know, reauthorizing some more share repurchase, and comment on the probability of Ike, maybe re-upping his lock-up, you know, if you guys did - put in another share repurchase program.

Thanks.

Peter Cuneo:

Well, to your first question, with regard to the apparel situation, the reason that looks lumpy - and this often happens as we said in our business this is why we think that quarterly comparisons are very difficult, and frankly internally, we don’t do any looking at quarterly comparisons.

The reason is that in apparel, we are going through a three-year consolidation program, which started last year. We’re going through it this year and there’ll be a little bit of activity as well next year. And those tend to be large deals. They tend to be renewals, you know, and consolidating from several license partners to one or two only.

And it’s just a matter of when those fairly large deals - the renewals actually are signed.

So there is really no trend to be garnished positive or negative from those numbers.

The timing on the share repurchase with regard to the Board, the Board will regularly re-look at this depending on where our cash levels are. I don’t think I can add anything to that, except that what I said previously that the Board is very committed over the long-term.

I can’t comment for Mr. Perlmutter on what he might be thinking. The lockout is just - I wouldn’t do that. I think people think it can change day-to-day or month-to-month. And it’s difficult to know that. There have been no discussions with him with regard to what he might be thinking at the present time.

Barton Crockett:	Okay, great.

Well, I’ll leave other questions for others. Thank you very much for that.

Peter Cuneo:	Thank you, Barton.
Operator:	Our next question comes from the line Arvind Bhatia of Southwest Securities.
Arvind Bhatia:	Good morning.
Ken West:	Good morning, Arvind.
Peter Cuneo:	Good morning.
Arvind Bhatia:	Hi. Good.

Just a couple of questions.

First one, just to be sure, the buyback that you did in the quarter, that was not part of the plan before you gave guidance. Is that right?

Ken West:	Arvind, could you repeat that?
Peter Cuneo:	That’s correct, Arvind. Our annual guidance which we gave, did not anticipate the stock buyback.
Arvind Bhatia:	Got it.

And then the legal expenses going up this quarter that you did not expect, what caused that, meaning what happened during the quarter that made you decide that you needed more protection? Was it the Stan Lee lawsuit that made you rethink how you are protecting your IP?

And then a quick question for Ken - the tax rate that you’re using for the year.

Ken West:

Arvind, with respect to the legal expenses, you know, during this current most recent quarter, the June 30th quarter, there were no expenses associated with the Stan Lee litigation which we had settled and disclosed last quarter.

So I would just say that it’s consistent with what we have remarked before, it is continual protection of our IP, and we’ll aggressively pursue any infringement that we see worldwide associated with the Marvel brand.

As far as our effective tax rate, the effective tax rate that is presented in the year-to-date numbers in today’s earnings press release is what we do anticipate for the remainder of the year as we’ve already consumed over $0.25 billion of our internally generated cash which would have previously been invested in tax-free interest income returns no longer available.

So, we’ve revised our effective tax rate and with respect to year-to-date numbers.

Arvind Bhatia:	But what is the tax rate?
Ken West:	I believe approximately 38.6.
Arvind Bhatia:	Got it, okay.
Peter Cuneo:	Arvind, I would just like to reemphasize that the company has really only one asset, our intellectual property. We’re going to be very aggressive in defending that property.

I think if you look at the entertainment and media business in general, you would see that that industry tends to be litigious for the same reason. And, you know, Marvel owes it to our shareholders to defend our assets.

Arvind Bhatia:	Okay.

And then I just wanted to spend a few seconds on Fantastic Four as a property. I know the movie, there was a lot of controversy in terms of how it would do and then ended up doing better. So what I would like to get Avi’s comments on why the critics didn’t like it and yet the movie did better.

Second, just on the merchandizing side, toys and video games, I think, Peter, you mentioned those are tracking in line. Can you - within those toy - within the toy category, talk maybe about what’s doing well, what’s not doing well? I know there’s The Thing hands and feet that people are excited about before you came out with the toy line. Just maybe some more color on the merchandising side within Fantastic Four.

Avi Arad:	Well do you want to start with the movie?
Peter Cuneo:	Yes, Avi.
Avi Arad:	Okay. Here we go.

Well, you know, we live in a democracy and the critics are allowed to write what they want to write and then the people have spoken. And we have a very strong movie as you all can tell.

Actually, internationally, it’s Number 1 in every territory, if you go online and see what’s going on country-by-country.

We always said that Fantastic Four will succeed. We always said that Fantastic Four will be the feel-good movie of the summer. And it delivered exactly at the level that our expectations were, that it will be entertaining and it will have legs and it will be a family affair, and being a family affair it’s doing what we wanted it to do so much so that I think we’ll continue to play for the rest of the summer.

As long as I’m talking about the film, I wanted to touch - there was a question earlier today about waiting for viability and so on. As you know, most our movies are reviewed cautiously - I think that print reviewers review it cautiously. If you look at TV reviewers that really represent in this market, they like our movies. But I just want to comment on 2006.

I think the first question this morning was about what’s in the future. And I would like to mention that X-Men is a Memorial Day movie and Ghost Rider is a late summer movie.

They are two huge events -- One from Fox, one from Sony. These two studios show all of us beyond a shadow of a doubt that together we open movies, we make them successful.

Both movies are PG-13. X-Men is a very successful well-known franchise that was already successful as X-Men 1 and 2. And there is great anticipation on Ghost Rider. It’s a Nick Cage starring movie. It has a lot of humor, a lot of the things that made Fantastic Four so successful is the humor, and then we stick to this formula.

Go ahead, Peter.

Peter Cuneo:	Thanks, Avi.

With regard to the merchandise selling from Fantastic Four, we - there are literally thousands of different SKUs out in the marketplace. We can tell you that apparel is very strong. Video game is strong. Action - with regard to toys, action figures and role-playing games are also very strong.

I’m not aware of what individual SKUs are selling particularly, but I can tell you that across the board, we are very pleased with the launch of what is going to be one of our next very big franchises, Fantastic Four.

Arvind Bhatia:	The last question on the publishing side, I think you mentioned that part of it was a difference in timing of a big marketing event. Can you speak to that a little bit more, what that event was?
Ken West:

Yes. And specifically there is this new publication grouping called “House of M.” And that goes like a cross-fertilization of various different Marvel characters, to reintroduce those into different readers’ minds. And we believe that’s going to continue associated with the momentum we’re seeing concluding that the wider distribution that Peter had mentioned before associated with distributions nationwide through 7-Eleven and Walgreen’s.

And we look forward to the future continuation of growth in publishing as originally anticipated.

Arvind Bhatia:	Okay. Thank you, guys.
Operator:	Our next question comes from the line of Gordon Hodge of Thomas Weisel.
Gordon Hodge:	Hi. Good morning.

Just a couple of questions.

It sounds like the - your on-plan on Fantastic Four sell-in and, sound like sell-through is going well. As far as the holiday period goes, when would you expect to be shipping for that?

In other words, I gather you sell - you sold half of plan in already. Would you expect that to carry through to the third quarter or - I’m trying to get a sense for how the time and so on numbers - thanks - on the toy side.

Peter Cuneo:

Yes. The larger portion of the remaining $40 million or $39 million in our forecast in the second half would fall in the third quarter. Typically retailers around the world want to have the product either in their warehouses or actually on shelf a couple of months prior to Christmas.

We are also getting very strong promotional support on Fantastic Four from retailers around the world, particularly for our toy line.

Gordon Hodge:	Great.

And I had a question on video games, my understanding is that I think that you’re not seeing significant overages yet through the Activision deal but that would be something you might start to enjoy in 2006.

And I don’t know if that applies to the Vivendi arrangement and the EA arrangement as well. But is that a dynamic we would- we might expect to see some ups or, you know, some strength in next year on the overages side?

Ken West:	Yes.

The answer to the question directly is yes that 2006 will be the first period that will benefit associated with those major contracts for overages.

Gordon Hodge:	So in other words, you’ve already - the revenues you enjoyed two years ago from Activision, you recognized and then we’d might see some more next year but not this year so much.
Ken West:	That is exactly true.
Peter Cuneo:	Yeah, our current guidance is not inclusive of any overages from those deals, for ‘05.

Gordon Hodge:	Great.

And then last - just last question, internationally, you’ve done $20 million. It seems fairly modest to expect you to do $30 for the year - of course you say over $30 so - I guess that gives you some room, but is there any reason for us to suspect or to expect international to decelerate in the second half of the year or is that just - reflects your original plan of $30 million?

Ken West:	We certainly do not expect any deceleration.

However, I wouldn’t annualize the benefits of the first half. We’ve talked about the fact that you can never anticipate the timing of closing of different licenses that are anticipated.

Gordon Hodge:	Yeah.
Ken West:	But we continue to build different presences around different international communities and we’re very comfortable with our projections continuing to grow.
Peter Cuneo:

Gordon, because international was in the early stages of growth as you know we didn’t focus on international really until the beginning of last year when we opened two new offices, one in Tokyo, one in London.

Because we’re in the early stages, it will be particularly chunky as we sign deals with overseas partners. So I would concur certainly with Ken’s point that you can’t take the $21 million to date and say it’s going to be $42 million because that was half of the year.

Gordon Hodge:	Yup.
Peter Cuneo:	We do expect to exceed the $30 million as we originally committed to but it may not be an exact doubling of where we are year-to-date.
Gordon Hodge:	That’s helpful. Thank you.
Operator:	Ladies and gentlemen, as a reminder, if you wish to register a question, please press the 1 followed by the 4.

Our next question comes from the line of Alan Gould of Natexis Bleichroeder.

Alan Gould:	Thank you. I’ve had a few questions.

First, in terms of the Marvel advertising for Fantastic Four, how much are you going to spend in ‘05 advertising, your advertising how much was already done in the second quarter and could you break it down between licensing and toy division?

Second question is about two weeks ago, you announced the deal with Microsoft for an MMO game, is there a significant advance on that and could you discuss that a little bit?

And third thing, the timing of the film financing deal, I know Ken said there is very significant progress, do you think that - that deal was announced I guess a quarter ago, should we see some finality to that very shortly?

Ken West:	I’ll take the advertising question.

Our original plan which we continue to anticipate spending in advertising, in the toy division, about $10 million, half of that has been spent in the first half and for licensing, there’s approximately $1 to $2 million which is to be spent in the second half and that is our commitment for advertising for 2005.

Alan Gould:	Okay.
Peter Cuneo:	With regard to the Microsoft advance, the advance was not material to revenues in the quarter and was only slightly larger than the other domestic license contracts that were recorded in the quarter.

Certainly, the upside for this relationship for us from a financial standpoint really wouldn’t have any great impact until 2008 and beyond when the game is actually rolled out.

As you know, these games are very complex, take a number of years to design, and will represent a very large funding requirement from Microsoft.

Alan Gould:	Okay.
John Turitzin:	And with respect to its own financed transaction, as Ken said, we have made very significant progress on that as was announced last quarter.

As we’ve discussed before it’s a novel transaction and therefore it takes more work than typical transactions. We continue to make very good progress on that transaction but I think because it is a transaction in which we’re actively shaping and negotiating and moving towards closing, I don’t want to get into discussing particular issues of timing on the transaction.

Alan Gould:	Okay.

Can you confirm although the terms haven’t change from what you guys said on the last conference call which I think was just interest only and no equity participation by the financing fund?

John Turitzin:

Yes, yes. We’ve been very careful about preserving all of the material terms that we talked about in our prior releases. It is materially the same transaction and we’ve been very strict about adhering to the non-recourse nature of the structure.

Alan Gould:	Thank you.
Operator:	Our next question comes from the line of Joe Hovorka of Raymond James.
Joe Hovorka:	Hi, two quick questions.

One, could you give me the studio accruals of the quarter and then also of the $41 million of Fantastic Four toys sold, how much of that was in the second quarter?

Thanks.

Peter Cuneo:	Joe, could you repeat the second question? I’m sorry.
Joe Hovorka:	Yeah, the $41 million Fantastic Four toys sold, was that all in the second quarter?
Peter Cuneo:	We’ll get that to you in a second.

Studio - your first question was studio accruals for the second quarter.

Joe Hovorka:	Right.
Peter Cuneo:	Okay.
Ken West:	Are you specifically looking Joe, for the studio share expense associated with our merchandised licensing program?
Joe Hovorka:	Yes, yeah, what was on the P&L in the quarter?
Ken West:	Okay.

For the licensing revenue you could say approximately 27% of that revenue was the share expense to studios and that aggregated up to, I think, approximately $8 million.

Joe Hovorka:	All right.
Peter Cuneo:	The second question was how much were the Fantastic Four toy sales in the second quarter?

Ken West:

In the second quarter. Hold on one second - a majority of our Fantastic - of the licensed Fantastic Four toy sales did take place in the second quarter, a very small portion maybe $2 million or so was in the first quarter, so a majority of the first half results were recorded and shipped in Q2 of ‘05.

Joe Hovorka:	Great, thanks.
Operator:	Our next question comes from the line of Joseph Garner of Emerald Asset Management.
Joseph Garner:	Hi, just two questions.

First of which is that I’m wondering if you could comment on any developments or the status of the toy licensing agreement, if that comes up for renewal in the future? And then second question being X-Men 3 coming out next year, it hasn’t been a major licensing revenue generator in the past and I’m wondering if you - what you’re taking is going into the third film, if you see any more opportunity there for licensing?

Peter Cuneo:

Joe, every time we bring out a sequel, the activity, the economic activity around the film increases. We saw in Spiderman 1 versus Spiderman 2 in Spiderman 1 we had approximately 250 licensees and Spiderman 2 was closer to 400.

We would expect, you know, a pattern of increasing activity with each of our sequels. X3 would not be an exception to that, so we think that as that franchise continues to grow, the licensing will increase substantially.

So we’re very pleased with the licensing program that we have in place now for X-Men 3, and yes it is an improvement over X-Men 2.

With regards to the status of our Toy Biz Worldwide licensing agreement, this is our master agreement for action figures and accessories, that arrangement will be concluded at the end of 2006 because there are a long lead times if there’s going to be a change in that in terms of moving, tooling, and what have you.

There will be discussions on that deal with our current partner and with other interested parties of which there are several. Those discussions will take place probably in the back half of this year so that we can have a point of view of where that’s headed long before the actual end of that particular agreement comes up.

Joseph Garner:	So we may hear something about that by year-end, is that reasonable?
Peter Cuneo:	Joe, I think that is reasonable.
Joseph Garner:	Great, thank you very much.
Peter Cuneo:	Okay.

Let’s take one more question.

Operator:	Thank you.

Our last question comes from the line of Robert Routh of Jefferies.

Robert Routh:	Yes, just one quick follow-up.

Peter, a lot of people have been a little bit concerned about management selling of stock in the company and one thing that comes up all the time is the fact that you have always maintained your ownership position in the company and people have been concerned that you may be selling stock at these levels.

I’m just curious if you could comment to that and whether or not you would have any intention of selling stock where the stock currently is.

Peter Cuneo:	Rob, that’s a tough question.

I am - there are two concerns personally for me. One is where I think the company is going. As you know I’m a great supporter of the company. I continue to be one of its biggest shareholders.

I think the company has a terrific future. But, I have the personal situation that I am 61 years old, that I have a large portion of my personal net worth tied up in Marvel and I have my children and financial advisers yelling at me that I’m crazy to have so much in this stock.

But on the emotional side, I’m very committed to the company and I’m not prepared to sell at these levels.

Robert Routh:	Okay, great. Thank you very much.
Peter Cuneo:	Okay.

Thank you all very much for the calls. I appreciate your interest and support and we look forward to speaking with you in another quarter.

Thank you.

Operator:	Ladies and gentlemen, that does conclude the conference call for today. We thank you very much for joining, and ask that you please disconnect your line.

END